Exhibit 23.2

W.D.Von Gonten&Co.
Petroleum Engineering	10496 Old Katy Road, Suite 200	Houston, Texas 77043	t:713 224 6333 f: 713.224.6330	www.wdygco.com

W.D. VON GONTEN & CO.

March 10, 2021

Contango Oil & Gas Company

111 E. 5th Street, Suite 300

Fort Worth, Texas 76102

Re:         Contango Oil & Gas Company, Annual Report on Form 10-K

Gentlemen:

The firm of W.D. Von Gonten & Co. consents to the use of its name and to the use of its report regarding Contango Oil & Gas Company's Proved Reserves and Future Net Revenue associated with its 37% ownership interest in Exaro Energy III LLC, in Contango's Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

We consent to the incorporation by reference of said reports in the Registration Statements of Contango Oil & Gas Company on Forms S-3 (File No. 333-238209, File No. 333-239091, File No. 333-250931, File No. 333-251499 and File No. 333-235934) and on Forms S-8 (File No. 333-229336, File No. 333-189302 and File No. 333-170236 and File No. 333-248866).

W.D. Von Gonten & Co. has no interests in Contango Oil & Gas Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Contango Oil & Gas Company. Contango Oil & Gas Company does not employ us on a contingent basis.

Yours very truly,

W.D. VON GONTEN & CO.

Name: W.D. Von Gonten JR

Title: President